Free Writing Prospectus pursuant to Rule 433 dated August 24, 2021 / Registration Statement No. 333-253421 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Trigger PLUS Based on the Value of the S&P 500® Value Index due September 8, 2027

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated August 24, 2021, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Trigger PLUS Payoff Diagram*
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.

Hypothetical Payment at Maturity Amount as % of Face Amount
200%
150%
100%
50%
0%
Trigger PLUS
Underlying Index Performance
0%
50%
75%
100%
150%
200%
Hypothetical Final Index Level as % of Initial Index Level

Underlying index:	S&P 500® Value Index (Bloomberg symbol, “SVX Index”)
Pricing date:	expected to price on or about September 2, 2021
Original issue date:	expected to be September 8, 2021
Valuation date:	expected to be September 2, 2027
Stated maturity date:	expected to be September 8, 2027
Payment at maturity (for each $10 stated principal amount of your Trigger PLUS):

If the final index value is greater than the initial index value, $10 + leveraged upside payment

If the final index value is equal to or less than the initial index value, but greater than or equal to the trigger level, $10

If the final index value is less than the trigger level, $10 × index performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 25.00% and could be zero

Leveraged upside payment:	$10 × leverage factor × index percent increase	Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Leverage factor (set on the pricing date):	at least 115.00%	150.000%	157.500%
		130.000%	134.500%
Index percent increase:	(final index value - initial index value) / initial index value	120.000%	123.000%
		110.000%	111.500%
Initial index value:	the index closing value on the pricing date	105.000%	105.750%
Final index value:	the index closing value on the valuation date	100.000%	100.000%
Trigger level:	75.00% of the initial index value	95.000%	100.000%
Index performance factor:	final index value / initial index value	90.000%	100.000%
		85.000%	100.000%
CUSIP / ISIN:	36261B855 / US36261B8550	75.000%	100.000%
Estimated value range:	$8.50 to $8.80 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	74.999%	74.999%
		50.000%	50.000%
		25.000%	25.000%
		0.000%	0.000%

* assumes a leverage factor of 115.00% per Trigger PLUS

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the S&P 500® Value Index as measured from the pricing date to and including the valuation date.

If the final index value is greater than the initial index value (set on the pricing date), the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of at least 115.00% (set on the pricing date) multiplied by the index percent increase.

If the final index value is equal to or less than the initial index value but greater than or equal to the trigger level of 75.00% of the initial index value, you will receive the principal amount of your Trigger PLUS. However, if the final index value is less than the trigger level, you will lose a significant portion of your investment.

The Trigger PLUS are for investors who seek the potential to earn at least 115.00% of any positive return of the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the trigger level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 22, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 22, general terms supplement no. 2,913 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 22, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated August 24, 2021
●	General terms supplement no. 2,913 dated June 17, 2021
●	Underlier supplement no. 22 dated July 26, 2021
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Trigger PLUS and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying underlier supplement no. 22, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 22, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Your Trigger PLUS Do Not Bear Interest
▪	You May Lose Your Entire Investment in the Trigger PLUS
▪	The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index
▪	The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

▪	The Amount Payable on Your Trigger PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪	The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors
▪	Your Trigger PLUS May Not Have an Active Trading Market
▪	If the Value of the Underlying Index Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner
▪	Other Investors May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS
▪

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Trigger PLUS

▪	Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Additional Risks Related to the Underlying Index

▪	There Is No Guarantee That the S&P 500® Value Index Methodology Will Be Successful

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Trigger PLUS and certain risks.

▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪

Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 22:

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Trigger PLUS and certain risks.